EXHIBIT 99.1

OSG                                                                                                                      News Release

Overseas Shipholding Group, Inc.

Captain Peter Swift Elects Early Retirement
from OVERSEAS SHIPHOLDING GROUP

NEW YORK, September 2, 2005 - Captain Peter Swift, Senior Vice President and Head of Shipping Operations for Overseas Shipholding Group, Inc. (NYSE:OSG) has elected early retirement effective today. The announcement was made by Morten Arntzen, President and CEO of OSG.

Captain Swift, 62, had been employed by OSG for 24 years. He will be succeeded by Captain Robert Johnston, a seasoned OSG executive with 36 years of service at the Company, most recently as Chief Commercial Officer. Captain Johnston will begin his new role effective immediately.

"Peter has helped build OSG into a diversified energy transportation company, with one of the largest and most modern fleets in the industry," said Mr. Arntzen. "We wish Peter the best and appreciate the numerous contributions he has made to the Company."

Captain Johnston, 57, will be responsible for all technical management of OSG's International and U.S. Flag fleets, which includes the Company's technical management operations in Athens, Greece; Newcastle, United Kingdom; and New York, New York. He will be based in the Company's new headquarters in New York.

Since joining OSG in 1969, Captain Johnston has held numerous positions including Vice President of U.S. Operations, where his responsibilities included the operation of the U.S. Flag fleet. He has served on crude oil tankers and product carriers in capacities ranging from Third Mate to Master. He has been a critical member of the senior management team of OSG for all its growth initiatives.

Captain Johnston is a member of the Board of Directors of Alaska Tanker Company and was Past Chairman of the Board. He is also a member of the American Bureau of Shipping (ABS) Council and the ABS Classification Committee. He is President and a member of the board of the American Maritime Association, as well as a member of the board of the Transportation Institute.

Overseas Shipholding Group, Inc. (OSG) is a market leader in global energy transportation services. The Company owns and operates International Flag and U.S. Flag fleets that transport crude oil, petroleum products and dry bulk commodities throughout the world. The Company's modern tanker fleet is comprised of 94 vessels aggregating 12.3 million deadweight tons. Organized in 1969 and headquartered in New York, New York, OSG also has offices in Athens, Newcastle, London, Manila and Singapore. More information about OSG is available at the Company's Web site at http://www.osg.com.

INVESTOR RELATIONS CONTACT Jennifer L. Schlueter Vice President Corporate Communications and Investor Relations OSG Ship Management, Inc. +1 212 578 1699	MEDIA CONTACT Eliot Hoff APCO Worldwide +1 212 300 1801